Exhibit 10.4

OPTION TO PURCHASE
CRUCE GOLD PROPERTY
- addendum -

To resolve a typographical error in the original Cruce Agreement signed January 21, 2011, all parties agree to the follow change:

OLD TEXT (bolding added to show word being deleted):

2.9(c) a 3% (three percent) Net Returns Royalty on all other minerals actually produced and sold from the Property, to be calculated and paid in accordance with the terms and conditions of Schedule ‘B’ attached hereto.

NEW TEXT:

2.9(c) a 3% (three percent) Net Returns Royalty on all minerals actually produced and sold from the Property, to be calculated and paid in accordance with the terms and conditions of Schedule ‘B’ attached hereto.

IN WITNESS WHEREOF this agreement addendum has been signed by the parties hereto as of January 25, 2011.

GRYPHON:

Per:  /s/ Alan Muller
Alan Muller, President & CEO

VENDORS:

/s/ Noel Cousins
Noel Cousins

/s/ Steven Van Ert
Steven Van Ert